EXHIBIT 3.10

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20180423257-44
Filing Date and Time 09/26/2018 8:10 AM
Entity Number E0477612010-4

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78. 1955 - After Issuance of Class or Series)

1.	Name of corporation:

KONARED CORPORATION

2.	Stockholder approval pursuant to statute has been obtained.

3.	The class or series of stock being amended:

Series B Preferred Stock

4.	By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

2. That the certificate of designation of the Corporation's Series B Preferred Stock be amended to (i) increase the number of authorized shares of the Corporation's Series B Preferred Stock, $0.001 par value per share, from 810 shares to 2,600 shares, and (ii) correct a typographical error in the first sentence of Section 4(f) of such certificate of designation so that such first sentence of such Section 4(f) will now read "If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, stock dividend, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Certificate of Designation) provision shall be made so that the

5.	Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6.	Signature: (required)

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

ATTACHMENT

TO

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION

FOR

KONARED CORPORATION

2. Continued: By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization."